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                                                                   EXHIBIT 10(M)

                        SUMMARY OF BANK ONE CORPORATION
                      DIRECTOR DEFERRED COMPENSATION PLAN

                           Effective January 1, 2001

1. Amendment and Restatement. The First Chicago NBD Corporation Plan for Deferring the Payment of Director's Fees is renamed as the Bank One Corporation Director Deferred Compensation Plan and has been amended and restated effective January 1, 2001.

2. Predecessor Plans. All deferred compensation programs for directors established by Bank One's predecessors are merged into the Director Deferred Compensation Plan effective December 31, 2000 or such later date as is administratively feasible.

3. Investments. Directors may elect phantom investments that mirror the investment choices available under the Savings and Investment Plan (excluding the Bank One common stock fund), which elections may be changed on a daily basis (i.e., to the same extent as investments in the SIP).

4. Distributions. Distributions under the Plan will commence as soon as administratively practicable following the close of the calendar year in which the director retires. Directors may elect to receive deferred amounts in a lump sum or in annual installments over a period of up to 15 years, and payments may be accelerated in the discretion of the Plan administrator.

5. Beneficiaries. Beneficiaries will receive payment of all deferred amounts in a lump sum as soon as practicable following the director's death.

6. Plan Administrator. The Plan Administrator will be the Organization, Compensation and Nominating Committee of the Board of Directors.